ITEM 5: OTHER EVENTS

SEATTLE, WASHINGTON, November 8, 2001 - Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self storage real estate investment trust (REIT), today announced the postponement of its previously announced third-quarter earnings release and conference call. The Company's independent auditors, yesterday, informed the Audit Committee of the Company's Board of Directors of their change in advice regarding the accounting treatment of four development joint ventures the Company has entered into since 1998. The auditors have said that the proposed change in accounting treatment would require a restatement of the Company's financial statements for 1998, 1999, 2000 and the first six months of 2001. In light of these discussions with the Audit Committee, the Company believes it is prudent to delay its third quarter earnings release until it has time to fully assess the proposed changes in accounting treatment.

The Company has not had the opportunity to fully evaluate the auditors' recommendation and has not concluded whether a restatement is necessary or appropriate. The Company believes that a restatement would have no material effect on the Company's previously reported same store net operating income, revenues, cash flows or dividends, or in the fair value of the joint venture assets.

The Company does believe that a restatement would result in a material adverse impact on the previously reported net income. The Company does not yet know the extent to which the proposed changes would impact funds from operations, interest and fixed charge coverage covenants associated with its revolving line of credit, and its credit rating. The Company has initiated contact with its bank group and the ratings agencies.

The Company believes that any proposed change in the accounting treatment for these joint ventures has not arisen from any change in the operations of these development joint ventures or the Company. The Company believes that there has been no improper conduct by any Company personnel, and that the proposed restatement is not a result of accounting irregularities. The Company does not believe any adjustment to the Company's internal controls or any personnel changes are warranted.

As of October 1, 2001, three of the four joint ventures are one hundred percent owned by the Company. Accordingly, going forward any change in accounting treatment would relate only to the one remaining joint venture.

Quarterly Management Conference Call

The Company plans to announce its third quarter earnings on November 15, 2001. The Company also plans to discuss third quarter results and related issues during a rescheduled conference call on November 16, 2001, at 10:00 a.m. Pacific Time. The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company's website at http\\:www.shurgard.com . The call also is available live on a listen-only basis by dialing (973)633-1010, no passcode required, simply refer to "Shurgard." A taped replay of the conference call is available via the Internet addresses listed above for one week after the call, or via telephone for one week at (877)519-4471 (US & CN callers) (973)341-3080 (International callers) passcode number 2867845.

The Company has previously announced a third quarter dividend of .52 cents per share payable on November 21, 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  SHURGARD STORAGE CENTERS

  Dated: November 8, 2001

  By /s/ Harrell Beck

  Harrell Beck, Senior Vice President, Chief Financial Officer and Treasurer